Exhibit 99.1
January 19, 2010

To XELR8 Independent Distributors

Re:           XELR8 Multilevel Marketing Program

After careful consideration, the Board of Directors of XELR8 has determined to pursue an alternative business model resulting in the discontinuation of our XELR8 Multilevel Marketing Program in its current form, and has asked me to inform all XELR8 Independent Distributors of this decision.  As a result, the current XELR8 Compensation Plan will be terminated effective February 28, 2010, and you will be offered the ability to participate in a program to be announced on a national call on February 3, 2010.  At that time you will be offered an attractive incentive for you to continue to enjoy XELR8 products as well as compensation for existing and new customers that you introduce to Bazi.

Although the current XELR8 Compensation Plan remains in effect until February 28, 2010, please be advised that no new Distributors may be enrolled as of the date of this letter.  While you will no longer be able to enroll new Distributors, you, and your customers (both existing and new customers) may continue to order XELR8 products.  Commission and bonus payments earned prior to the date of this letter will be paid according to the current XELR8 Compensation Plan.  Commission and bonus payments earned after the date of this letter through February 28, 2010 will be paid on or about March 15, 2010.  Following the payment of these commissions and bonuses, no further bonuses or commissions will be paid to any XELR8 Independent Distributor under the current XELR8 Compensation Plan.

Although the Company has elected to terminate the current multilevel marketing program, XELR8 products will continue to be available through Independent Distributors through February 28, 2010, and other direct marketing channels to be announced on our national call on February 3, 2010.  If you are enrolled in our AutoShip program, you will continue receiving your monthly AutoShip order until such time as you elect to cancel your participation in the AutoShip program.  Preferred Customers will also continue to receive their automatic monthly orders until such time as they choose to cancel their Preferred Customer Agreements.  If you wish to cancel your monthly AutoShip order, please send your notice of cancellation to us at 480 South Holly Street, Denver, Colorado 80246.  Alternatively, you may fax or email your notice of cancellation to us at (303) 316-8078 or support@xelr8.com.  Please include your Distributor ID Number in your notice of cancellation.

As mentioned above, XELR8 intends to continue distribution of our products through Internet sales and other direct marketing channels.  As our thanks to you for your support over the past several years, you will be offered the ability to enroll new customers after February 28, 2010 and receive compensation under a new compensation plan at a preferential compensation payout to be announced on February 3, 2010.  If you are not on our AutoShip program, you may still enroll as a customer under our AutoShip program by contacting our Customer Service Department at 888-935-7808 or email support@xelr8.com.

In closing, I want to thank ALL of our Independent Distributors for their support of XELR8.  While the decision to terminate our multilevel marketing program was not a decision that any of us at the Company wanted to make, ultimately it was deemed necessary to insure that our products remain available to support the health and vitality of our customers.  We are extremely grateful for your efforts to spread the word about XELR8 products and wish you success in your future endeavors.

Best regards,

XELR8 HOLDINGS, INC.

By /s/ Sanford D. Greenberg
     Sandford D. Greenberg
     Chairman and Founder